UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bottomline Technologies (de), Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Notice of Annual Meeting of Stockholders

To be held on November 18, 2010

To the stockholders of Bottomline Technologies (de), Inc.:

The annual meeting of stockholders of Bottomline Technologies (de), Inc., a Delaware corporation, will be held on Thursday, November 18, 2010 at 3:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect three Class III directors for the ensuing three years;

2.	To approve an amendment and restatement of the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan from 1,500,000 to 4,000,000 and to make certain other changes, as set forth in the accompanying proxy statement;

3.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the current fiscal year; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2010 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on September 29, 2010 are entitled to receive this notice and to vote at the annual meeting.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 18, 2010.

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

By order of the Board of Directors,

/s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 8, 2010

Portsmouth, New Hampshire

BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Proxy Statement

For the Annual Meeting of Stockholders

To be held on November 18, 2010

This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on Thursday, November 18, 2010 at 3:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, including any postponements or adjournments thereof.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2010, which we sometimes refer to as “fiscal 2010,” and the enclosed proxy are first being mailed to stockholders on or about October 8, 2010.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If a proxy card does not specify how the proxy is to be voted with respect to a particular matter, the shares will be voted “FOR” approval of the matter.

A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote; or

•	attend the annual meeting and vote in person. Attendance at the annual meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Stockholders Entitled to Vote

Our Board of Directors has fixed September 29, 2010 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On September 29, 2010, there were 32,198,639 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the annual meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present. Accordingly, broker non-votes and abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of votes cast or shares voting on that matter.

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for the election of the Class III directors. The affirmative vote of the holders of shares representing at least a majority of the stock present or represented and voting on the matter is required for the approval of the amendment and restatement of our 2000 Employee Stock Purchase Plan. The affirmative vote of the holders of shares representing at least a majority of the stock present or represented and voting on the matter is required for the ratification of our registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 31, 2010, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each director of the company, and (d) the directors and executive officers of the company as a group. The address of each of our directors and named executive officers is c/o Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. As of August 31, 2010, there were 32,219,347 shares of our common stock outstanding. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days of August 31, 2010 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options and/or warrants, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned			Options and/or Warrants Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
5% Stockholders
TimesSquare Capital Management, LLC. 1177 Avenue of the Americas, 39th Floor New York, NY 10036	2,360,741	(1)	7.3	—
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,261,787	(2)	7.0	—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,248,920	(3)	7.0	—
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,865,478	(4)	5.8	—

Executive Officers and Directors
Robert A. Eberle	532,121	(5)	1.6	212,046
Kevin M. Donovan	182,752	(6)	*	78,000
Nigel K. Savory	98,399	(7)	*	11,250
Joseph L. Barry, Jr.	213,645	(8)	*	37,500
Michael J. Curran	17,000	(9)	*	—
Jeffrey C. Leathe	27,000	(10)	*	15,000
James L. Loomis	313,250	(11)	*	37,500
Daniel M. McGurl	172,497	(12)	*	57,497
Joseph L. Mullen	561,027	(13)	1.7	385,000
Garen K. Staglin	14,000	(14)	*	—
James W. Zilinski	54,578	(15)	*	22,500
All executive officers and directors as a group (11 persons)	2,186,269		6.6	856,293

*	Represents less than 1% of the outstanding shares of common stock.
(1)

These shares are held by TimesSquare Capital Management, LLC in its capacity as an investment advisor. TimesSquare Capital Management, LLC has sole dispositive power over all 2,360,741 of these shares, and sole voting power as to 2,200,641 of the shares. This information is based on information provided by TimesSquare Capital Management, LLC on August 25, 2010 and Form 13F filed by TimesSquare Capital Management, LLC with the SEC on August 11, 2010.

(2)	These shares are held by the investment advisory subsidiaries of BlackRock, Inc. BlackRock, Inc. shares voting and dispositive power over the shares. This information is based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010.
(3)	T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 197,620 of the shares and sole dispositive power over all 2,248,920 shares. These shares are owned by various individual and institutional investors, including the T. Rowe Price New Horizons Fund, Inc. (which owns 1,200,000 of the shares), for which Price Associates serves as investment advisor with power to direct investments and/or power to vote the shares. Price Associates disclaims beneficial ownership of such shares. This information is based on information provided by T. Rowe Price on August 24, 2010 and Amendment No. 4 to Schedule 13G filed by Price Associates with the SEC on February 12, 2010.
(4)	These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Franklin Templeton Institutional, LLC and Fiduciary Trust Company International. Investment management contracts grant to the Investment Management Subsidiaries investment and/or voting power over the securities owned by such investment management clients. Franklin Advisers, Inc. has sole voting and dispositive power as to 478,304 of the shares. Franklin Templeton Portfolio Advisors has sole voting and dispositive power as to 1,098,374 of the shares, Fiduciary Trust Company International has sole voting and dispositive power as to 77,700 of the shares and Franklin Templeton Institutional, LLC has sole dispositive power over 211,100 of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest or beneficial ownership in any of these shares. This information is based on an Amendment no. 3 to Schedule 13G filed by Franklin Resources, Inc. on January 27, 2010.
(5)	Includes prior awards of restricted stock, of which 244,062 are unvested as of August 31, 2010.
(6)	Includes prior awards of restricted stock, of which 57,749 are unvested as of August 31, 2010
(7)	Includes prior awards of restricted stock, of which 84,750 are unvested as of August 31, 2010.
(8)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2010.
(9)	Includes prior awards of restricted stock, of which 3,500 are unvested as of August 31, 2010.
(10)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2010.
(11)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2010.
(12)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2010.
(13)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2010.
(14)	Includes prior awards of restricted stock, of which 4,500 are unvested as of August 31, 2010.
(15)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2010.

PROPOSAL I—ELECTION OF CLASS III DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Mr. Daniel M. McGurl, Mr. James L. Loomis, and Mr. Garen K. Staglin are currently serving as Class III directors. The Class III directors elected this year will serve as members of our Board of Directors until the 2013 annual meeting of stockholders, or until their respective successors are elected and qualified. Proxies can not be voted cumulatively.

The Nominations and Corporate Governance Committee has recommended to the board, and the board proposes, that Mr. McGurl, Mr. Loomis, and Mr. Staglin be re-elected as directors. The persons named in the enclosed proxy will vote to re-elect Mr. McGurl, Mr. Loomis, and Mr. Staglin as Class III directors unless the proxy is marked otherwise. Mr. McGurl, Mr. Loomis, and Mr. Staglin have indicated their willingness to serve on our Board of Directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that Mr. McGurl, Mr. Loomis, or Mr. Staglin would be unable to serve if elected.

The board recommends a vote “FOR” each of the persons nominated by the Board.

Set forth below is information about our Directors, including the Class III director nominees. The information presented includes their years of service as a director as well as information each director has given us about his age, all positions he holds, principal occupation and business experience for the last five years and names of other publicly-held companies of which he currently serves as a director. In addition to the information presented below in respect of each director’s specific experience, qualifications and skills that lead the board to the conclusion that he should serve as a director, we also believe that each director has a reputation for integrity, honesty and high ethical standards.

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class III directors (terms expiring in 2010)

Daniel M. McGurl	74	Mr. McGurl has been a director since May 1989, when he co-founded Bottomline. Mr. McGurl served as Chairman of the Board of Directors from May 1989 to May 2007. From May 1989 until his retirement in August 2002, Mr. McGurl served as our Chief Executive Officer, and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline. Prior to co-founding Bottomline, Mr. McGurl spent 26 years at IBM Corporation in a variety of senior positions including Director of Marketing Planning and Director of Far East Operations. We believe Mr. McGurl’s qualifications to serve on our Board of Directors include his over 40 years of experience in the software and technology industry including as our co-founder, Chairman for 18 years and Chief Executive Officer for 13 years.

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
James L. Loomis	60	Mr. Loomis has been a director since May 1989, when he co-founded Bottomline. From 1989 to 1996, Mr. Loomis served as our Executive Vice President and Treasurer. From 1996 until his retirement in September 2000, Mr. Loomis served as Senior Executive Advisor of Bottomline. Prior to his involvement with Bottomline, Mr. Loomis spent approximately 15 years in a variety of executive finance positions with Nashua Corporation, including Treasurer and Director of International Finance. We believe Mr. Loomis’s qualifications to serve on our board include his experience in the software and technology industry including as our co-founder and his experience in corporate finance.*

Garen K. Staglin	65	Mr. Staglin has been a director since 2007. From 1992 to 2003, Mr. Staglin was a director of First Data Corporation, serving as Chairman of the Compensation Committee and a member of the Audit Committee during his tenure. Mr. Staglin was the Chief Executive Officer of eONE Global LP, an emerging payments company, from November 2000 to April 2004. Mr. Staglin serves as a director of ExlService Holdings, Inc., a provider of offshore business process outsourcing solutions. Mr. Staglin is also a senior advisor for FTV Capital. Mr. Staglin’s qualifications to serve on our board include his over 35 years of experience as an investor, director, and senior executive of public and private entities in transaction processing and computer services industries serving primarily the financial services, network services and automobile dealer vertical markets. #

Class I directors (terms expiring in 2011)

Joseph L. Barry, Jr.	77	Mr. Barry has been a director since 1990. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as Chairman of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products, and since 1978, as co-Chairman of the New England Teamsters Pension Fund. We believe Mr. Barry’s qualifications to serve on our board include his executive and operational business experience of over 50 years, including knowledge of investment markets and strategies and his general business acumen.†#

Robert A. Eberle	49	Mr. Eberle has been a director since 2000 and has served as our Chief Executive Officer since November 2006 and our President since August 2004. Mr. Eberle served as our Chief Operating Officer from April 2001 to November 2006 and as our Chief Financial Officer from September 1998 to August 2004. Prior to his tenure at Bottomline, Mr. Eberle served as Executive Vice President of Telxon Corporation, a mobile computing and wireless data company. Mr. Eberle has also served on a number of boards of venture backed technology companies. We believe Mr. Eberle’s qualifications to serve on our board include his nearly two decades of experience in the technology industry, including his current role as our Chief Executive Officer.

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Jeffrey C. Leathe	54	Mr. Leathe has served as a director since 2005. Since February 2010, Mr. Leathe has served as Chairman and Chief Executive Officer of Biocius Life Sciences, Inc., and from October 2007 to February 2010 served as Senior Vice President and Chief Financial Officer of Biotrove, Inc, each a company involved in drug discovery research. Since November 2004, Mr. Leathe has served as Principal of Leathe & Associates, LLC, a private investment advisory firm. From November 2005 to September 2007, Mr. Leathe served as President of Pelican Group Holdings, a biotechnology company. From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a publicly-held manufacturer of healthcare and life sciences research products with over $1.0 billion in revenues. We believe Mr. Leathe’s qualifications to serve on our board include his business experience as a senior executive officer and 13 years as an executive officer of a public company, including his experience as a principal financial officer of a public company.*

Class II directors (terms expiring in 2012)

Joseph L. Mullen	58	Mr. Mullen has served as a director since 1996. Mr. Mullen has served as our Chairman since May 2007, and served as out Vice Chairman from November 2006 to May 2007. Mr. Mullen served as our Chief Executive Officer from August 2002 to November 2006. From September 2000 to August 2004, Mr. Mullen served as President of Bottomline, and he served as Chief Operating Officer from September 2000 to April 2001. From 1977 to 1989, Mr. Mullen held a variety of positions at IBM Corporation. We believe Mr. Mullen’s qualifications to serve on our board include his experience in the technology industry, particularly his expertise around payments and payment methodologies. Further, given Mr. Mullen’s prior executive experience within Bottomline, he has a deep understanding of our company and our operations.

James W. Zilinski	66	Mr. Zilinski has served as a director since 1994. From July 1995 until his retirement in December 2004, Mr. Zilinski served as President and Chief Executive Officer of Berkshire Life Insurance Company of America and as a director of its subsidiary, Berkshire Securities Corp. We believe Mr. Zilinski’s prior executive positions, including at financial institutions, general business knowledge and his knowledge of our company qualify him to serve on our board. †*#

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Michael J. Curran	55	Mr. Curran has served as a director since 2006. Mr. Curran has served as Executive Vice President and Managing Director, Corporate Banking Services at Banco Santander since January 2009. Mr. Curran served as Executive Vice President, Global Solutions Group of Sovereign Bank, from June 2007 to January 2009. From March 1995 to April 2006, Mr. Curran served as Executive Vice President, Global Treasury Services of Bank of America, overseeing an operating unit that generated approximately $2.0 billion in revenue. Mr. Curran was also a member of Bank of America’s Management Operations Committee. Prior to his tenure at Bank of America, Mr. Curran was Executive Vice President at FleetBoston Financial Corporation where he managed the bank’s Cash Management, Corporate Trust, Government Banking and Financial Institutions lines of business and was a member of the bank’s Leadership Advisory Group, Payments Council, Corporate Diversity Council, and a trustee of the FleetBoston Financial Foundation. Prior to joining FleetBoston, Mr. Curran was a business unit manager for structured finance at Chemical Bank and held several management positions at Manufacturers Hanover Trust Co. in both New York and London. Mr. Curran has approximately 30 years of experience in the financial services industry, much of which was specifically oriented around corporate payments, cash management and technology, which we believe qualifies Mr. Curran to serve on our board. †

†	Member of compensation committee.
#	Member of nominations and corporate governance committee.
*	Member of audit committee.

Director Compensation

Compensation for our directors is reviewed from time to time by our chief executive officer and compensation committee, and any determinations with respect to board compensation are made by our Board of Directors.

Each of our non-employee directors receives a restricted stock award of 3,000 shares of our common stock on the date of each annual meeting of stockholders (other than a director who is initially elected to the Board of Directors at the annual meeting or at any time after the prior year’s annual meeting). These awards vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders. In fiscal 2010, Messrs. Barry, Curran, Leathe, Loomis, McGurl, Mullen, Staglin and Zilinski each received a restricted stock award for 3,000 shares of our common stock.

Upon his or her initial election to the Board of Directors, a non-employee director receives a restricted stock award for 8,000 shares of our common stock. This award vests over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each quarter thereafter. No such grants were made during fiscal 2010, as there were no new directors elected to the board.

Equity awards to our directors (both stock options and restricted stock awards) vest in full upon a change of control. For purposes of this provision, a change of control occurs if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities,

•	we are acquired through a merger,

•	we are liquidated, or

•	all or substantially all of our assets are sold.

We reimburse our directors for expenses incurred to attend Board of Directors and committee meetings and other business related travel. In fiscal 2010, each non-employee director received an annual fee of $17,500, payable quarterly in arrears, and a fee of $1,250 for each meeting of the Board of Directors that the non-employee director attended. Each non-employee director who served as a member of the audit committee, other than the chairperson of such committee, received an annual fee of $3,500. Each non-employee director who served as a member of the compensation committee or nominations and corporate governance committee, other than the respective chairpersons of those committees, received an annual fee of $1,000 for each committee in which they participated. The chairman of the audit committee received an annual fee of $15,000 and the chairman of the compensation committee and the nominations and corporate governance committee each received an annual fee of $2,000.

Joseph Mullen Letter Agreement

On September 18, 2008, we entered into a letter agreement (the 2008 Letter Agreement) with Mr. Mullen to retain his services for (a) $125,000 per year for the period beginning on November 16, 2008 and ending on November 16, 2009 and (b) $100,000 per year for each year during the period beginning on November 17, 2009 and ending on November 16, 2011, at which time Mr. Mullen’s role and services will be re-evaluated. Under the 2008 Letter Agreement, Mr. Mullen will serve as chairman of the Board of Directors during any periods he is appointed to such position by the board, and will provide consulting services in areas including strategy analysis, merger and acquisition evaluation and analysis, strategic partnerships and executive coaching. Under the terms of the 2008 Letter Agreement, Mr. Mullen is eligible to receive 3,000 shares of restricted stock (or such other equity award as shall be made to our other non-employee directors) on each date of our annual meeting of stockholders (provided that he is serving as a director of Bottomline during such periods), and these shares will vest at the earlier of the one year anniversary of the grant date or the next annual meeting of stockholders.

If the 2008 Letter Agreement is terminated by us without cause, Mr. Mullen will be entitled to be paid a lump sum equal to the full amount due to him with respect to the remaining term of the agreement. Should Mr. Mullen’s engagement with us be terminated as a result of death or disability, as a result of involuntary termination or without cause, Mr. Mullen’s then unvested options and restricted stock will fully vest, and he generally will have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise his-stock options. In addition, in the event that, prior to November 21, 2011, a change of control of Bottomline occurs, Mr. Mullen’s then unvested options and restricted stock will fully vest, and we will pay any excise tax for which Mr. Mullen would be liable under Section 4999 of the Internal Revenue Code as a result of having received such change of control benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Mullen as a result of our payment of the excise tax. Under the 2008 Letter Agreement, Mr. Mullen is also eligible to be reimbursed by us for reasonable business expenses and, until he reaches age 65, to participate in our standard U.S. health insurance plan.

Director Stock Ownership Program

In February 2008, we approved a modification to certain of our stock option plans to permit any director to elect to exercise stock options that were in-the-money, and fully vested, on a net share settlement basis. Under such an exercise, the director would receive shares of our common stock with a value equal to the closing market price of our common stock on the date of exercise less the exercise price of the options. Any director making such an election agrees not to sell or transfer any of the shares received upon exercise for a period of two years from the exercise date. We implemented this modification to encourage and promote long-term share ownership by our directors.

The following table sets forth information concerning the compensation of our directors for fiscal 2010. The compensation information for Mr. Eberle is included in the Summary Compensation Table.

Fiscal 2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Joseph L. Barry	25,500	$47,670	—	—		73,170
Michael J. Curran	23,500	$47,670	—	—		71,170
Jeffrey C. Leathe	37,500	$47,670	—	—		85,170
James L. Loomis	26,000	$47,670	—	—		73,670
Daniel M. McGurl	22,500	$47,670	—	—		70,170
Joseph L. Mullen	—	$47,670	—	110,417	(3)	158,087
Garen K. Staglin	21,000	$47,670	—	—		68,670
James W. Zilinski	29,000	$47,670	—	—		76,670

(1)	As of June 30, 2010, our directors had the following aggregate number of unvested restricted stock awards outstanding: Joseph L. Barry, 3,000; Michael J. Curran, 4,000; Jeffrey C. Leathe, 3,000; James L. Loomis, 3,000; Daniel M. McGurl, 3,000; Joseph L. Mullen, 7,312; Garen K. Staglin, 5,000; James W. Zilinski, 3,000. Messrs. Barry, Curran, Leathe, Loomis, McGurl, Mullen, Staglin and Zilinski were each awarded 3,000 shares of restricted stock on November 19, 2009. The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted.
(2)	As of June 30, 2010, our directors had the following aggregate number of stock option awards outstanding: Joseph L. Barry, 37,500; Jeffrey C. Leathe, 15,000; James L. Loomis, 37,500; Daniel M. McGurl, 57,497; Joseph L. Mullen, 385,000; James W. Zilinski, 22,500.
(3)	Consists of $110,417 paid to Mr. Mullen pursuant to the 2008 Letter Agreement.

Executive Compensation

Compensation Discussion and Analysis

The compensation committee of our Board of Directors oversees, reviews and approves annually all compensation decisions relating to our named executive officers. In the discussion that follows, “executives” refers to our fiscal year 2010 executive officers, Messrs. Eberle, Donovan and Savory.

The compensation committee has implemented an annual performance and compensation review program for our executives. Annual performance goals are proposed by our chief executive officer and approved by the compensation committee each fiscal year. These goals relate to specific operational and financial milestones, and performance against these milestones is considered when determining annual salary increases, annual bonus opportunities, and annual restricted stock awards to our executives.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	enable us to attract, retain and motivate the best possible executive talent,

•	ensure executive compensation is aligned with our corporate strategies and business objectives,

•

promote the achievement of key strategic and financial performance measures by linking short and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals, and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of a similar size within our industry. In addition, our executive compensation program ties a significant portion of each executive’s overall compensation to key strategic, financial and operational goals such as the establishment and maintenance of key strategic relationships, product development initiatives, customer service execution and employee retention. The executive compensation program also evaluates the executive’s contribution toward financial and operational performance, and considers financial metrics such as revenue, orders and profitability. The compensation committee may also assess overall compensation based on the individual performance of the executive. We provide a portion of our executive compensation in the form of restricted stock awards that vest over time, typically four years, which we believe promotes the retention of our executives and aligns their interests with those of our stockholders since this form of compensation allows our executives to participate in the long-term success of our company as reflected in stock price appreciation.

In making compensation decisions, the compensation committee compares our executive compensation against that of a peer group of publicly traded companies. This peer group, which is periodically reviewed and updated, consists of companies generally comparable to our company. The companies included in this peer group for fiscal 2010 were: ACI Worldwide, Art Technology Group, athenahealth, Inc., Blackbaud, Inc., Chordiant Software, Cogent Communications, Concur Technologies, Goldleaf Financial Solutions, Inc., Kenexa Corporation, Online Resources Corporation, Pegasystems, Inc., RightNow Technologies, Inc., S1 Corporation, Tier Technologies, Inc., and The Ultimate Software Group, Inc.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary,

•	cash bonuses,

•	restricted stock awards,

•	insurance, retirement and other employee benefits, and

•	severance and change of control benefits.

None of our executive officers receive payment for supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than those available to substantially all our employees such as under our 401(k) plan or equivalent), country club dues, estate or tax planning or split dollar life insurance policies.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our chief executive officer, company performance against stated objectives, individual performance and overall comparisons to the peer group described above.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the compensation committee considers the survey data of compensation levels in the peer group, as well as a variety of other factors such as the executive’s scope of responsibility, individual performance, prior employment experience and salary history, relative pay adjustments within the Company and our overall financial performance.

Base salaries are reviewed at least annually by our compensation committee and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, company and individual performance and experience. In consideration of general economic conditions, Mr. Eberle recommended to the Compensation Committee that no increase to executive officer base salaries be implemented for 2010, with which the Compensation Committee agreed.

Name	2009 Base Salary	2010 Base Salary	Percentage Increase
Robert A. Eberle	$320,000	$320,000	0%
Kevin M. Donovan	$184,000	$184,000	0%
Nigel K. Savory (1)		$237,300

(1)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2010 of 1.582 US Dollars per British Pound Sterling. Mr. Savory was not a named executive officer in fiscal 2009.

Cash Bonuses

The compensation committee approves payment of quarterly cash bonuses as part of the overall compensation packages of our executive officers. Mr. Eberle’s cash bonus opportunity is based on a percentage of his base compensation, which for fiscal year 2010 was 120%. Mr. Donovan and Mr. Savory’s cash bonus opportunities are based on a fixed dollar amount which for fiscal year 2010 were $120,000 and $126,560, respectively. Cash bonuses are intended to be paid quarterly, with an opportunity for review of the overall bonus at year end.

The cash bonus opportunity for Mr. Eberle is evaluated based on the achievement of pre-determined revenue and operating income targets, and designated key management objectives, all of which are set by the compensation committee at the beginning of the fiscal year. The revenue and operating income targets represent 67% of the total bonus opportunity, which must be achieved at 80% of the targeted amounts before any bonuses can be paid. Designated key management objectives represent the remaining 33% of the total bonus opportunity. Each quarter, our chief executive officer prepares a summary of our actual corporate performance against the established performance objectives and submits his recommendation to the compensation committee in respect of bonuses, if any, that should be paid for that quarter. Mr. Donovan and Mr. Savory’s bonus is recommended by our chief executive officer based on both corporate performance and his subjective assessment of their individual performance. Determination regarding the ultimate payment of bonuses for Messrs. Eberle, Donovan and Savory, in respect of both timing and amount, is subject to the review and approval of the compensation committee.

For fiscal 2010, Mr. Eberle was required to achieve 100% of the pre-determined revenue and operating income targets and 75% of the designated key management objectives in order to receive payment at 75% of his total bonus opportunity. We would characterize this 75% level of achievement as attainable based on the performance measures in place for fiscal 2010. Payouts above this 75% threshold would have occurred only upon Bottomline and Mr. Eberle exceeding 100% of the pre-determined revenue and operating income targets and exceeding 75% of the designated key management objectives, and we would characterize this level of achievement as difficult. During 2010, as has occurred in certain instances in the past, our executives declined some of the bonus amounts they had earned so that these amounts could be allocated to other corporate initiatives.

For fiscal 2010, cash bonuses in the amount of $157,500, $52,500 and $97,293 were paid to Messrs. Eberle, Donovan and Savory, respectively, which represented payouts of 41%, 44% and 77% of their total bonus opportunity for the fiscal year.

Restricted Stock Awards

Our restricted stock award program is the primary vehicle for offering long-term incentives to our executives. We believe that restricted stock awards provide a strong link to Bottomline’s long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting features of our restricted stock awards are consistent with our goal of executive retention because these features provide an incentive for the executive to remain in our employ during the vesting period. In determining the size of the restricted stock awards to our executives, including for fiscal 2010, our compensation committee considered the following factors:

•	an evaluation of the executive’s past performance,

•	the total compensation being paid to the executive,

•	the anticipated value of the executive’s contribution to Bottomline’s future performance,

•	the executive’s scope of responsibility,

•	the executive’s current position with Bottomline, and

•	the number and size of equity awards to the executive officer during previous fiscal years.

We typically make an initial award of restricted stock when a new executive is hired, after which annual awards are granted as part of the overall executive compensation program. All restricted stock awards to our executives are approved by the compensation committee. Since awards of restricted stock are issued at no cost to the executive, they have a built-in value at the time the awards are made. Accordingly, we generally grant fewer shares of restricted stock than the number of stock options or other types of equity awards that might have been issued for a similar purpose, which helps to reduce dilution to our stockholders. To maximize the long-term incentives for our executives and to minimize the dilutive effect on existing stockholders, we consider it likely that future equity awards to our executives will continue to be in the form of restricted stock.

Typically, the restricted stock we grant to our executives vests at a rate of 25% after the first year and 6.25% at the end of each quarter thereafter. Except in the case of death or disability and certain severance and change-in-control situations, vesting typically ceases on the date of termination of employment and exercise rights (in the case of stock options, which was the form of compensation issued to our executives prior to the restricted stock program) cease shortly thereafter. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, restricted stock awards generally entitle the recipient to full rights as a stockholder at the time of the award, regardless of any vesting provisions.

We do not have any equity ownership guidelines for our executives.

Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance and the financial and operational performance of the company. This review typically takes place in the first fiscal quarter of each year.

For fiscal 2010, the compensation committee approved restricted stock awards of 95,000, 20,000 and 30,000 shares to Messrs. Eberle, Donovan, and Savory respectively. These awards represent slight increases of 10,000, 5,000 and 5,000 shares for Messrs. Eberle, Donovan and Savory respectively, as compared to fiscal 2009 levels, in recognition of the overall growth in non-GAAP operating income and revenues from our prior year. In total, grants to our named executive officers represented approximately 9% of all equity awards granted by the Company during the fiscal year.

Historically, the compensation committee has fixed an aggregate level of equity awards for all employees, including our executives, on an annual basis. In fiscal 2007, management proposed to the compensation committee that our ability to attract, retain, motivate and incent the best possible talent would be best achieved with a program that provided greater certainty regarding the level of such awards over time. Management therefore proposed that the annual percentage increase or decrease in the equity pool be tied to levels of stock performance, non-GAAP net income and revenues for the previous fiscal year. The compensation committee considered these recommendations and approved a formal equity compensation policy providing that the annual equity pool be adjusted upwards or downwards depending upon Bottomline’s stock price (based on a 30-day trailing average as of July first of each year), non-GAAP net income and revenues for the preceding fiscal year. The percentage change in each metric is multiplied by one-third (thus weighting each equally), and the sum of the resulting net percentage divided by two. The equity pool for the prior fiscal year is then adjusted upwards or downwards by a percentage equal to that amount, to determine the equity pool for the current year. The compensation committee has approved this policy through fiscal 2014.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all of our employees, including health and dental insurance, life and disability insurance, an employee stock purchase plan and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same terms as our other employees.

During fiscal 2010, we provided supplemental executive long-term disability insurance to Mr. Eberle and Mr. Savory. In addition, we paid a portion of premiums for private medical insurance and provided an automobile allowance to Mr. Savory. We anticipate that we will continue to provide these benefits to Mssrs. Eberle and Savory in fiscal 2011.

Severance and Change of Control Benefits

Pursuant to employment and retention agreements we have entered into with our executives, the terms of our 2009 Stock Incentive Plan and certain resolutions of our Board of Directors in connection with our equity programs, our executives are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under certain circumstances, under the caption “Employment and Other Agreements and Potential Payments Upon Termination or Change-in-Control” below.

We believe these benefits help us compete for executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change of control scenario and reduce the risk that key talent would leave the company before any such transaction closes, which could reduce the value of the company if such transaction failed to close.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than the chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Bottomline and its stockholders, after taking into account changing business conditions or the officer’s performance. Although the compensation committee considers the impact of Section 162(m) when administering Bottomline’s long-term compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the compensation committee may deem it appropriate at times to forego treatment of certain elements of compensation as qualified performance based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible.

Summary Compensation

The following table sets forth certain information concerning the compensation for the individuals who served as our principal executive officer and our principal financial officer during fiscal 2010 and our only other executive officer, who we collectively refer to as our named executive officers.

Fiscal 2010 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Robert A. Eberle,	2010	$320,000	—	$1,141,900	$157,500	$10,818	$1,630,218
President and Chief Executive Officer	2009	$320,000	—	$1,001,300	$264,000	$12,005	$1,597,305
	2008	$310,000	—	$1,139,000	$193,700	$11,630	$1,654,330

Kevin M. Donovan,	2010	$184,000	—	$240,400	$52,500	$5,763	$482,663
Chief Financial Officer and Treasurer	2009	$184,000	—	$176,700	$95,500	$5,875	$462,075
	2008	$178,000	—	$201,000	$55,000	$5,625	$439,625

Nigel K. Savory,	2010	$237,300	—	$360,600	$97,293	$32,087	$726,980
Managing Director, Europe (4)

(1)	The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value).
(2)	The amounts in this column reflect cash bonus awards paid to our named executive officers for performance in fiscal years 2010, 2009 and 2008 under our executive incentive compensation programs. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Bonuses” above for a description of this program.
(3)	These amounts consist of the following:

Name	Fiscal Year	Retirement Plan Contributions (a)	Life and Long-Term Disability Insurance Premiums (b)	Other (c)	Total
Robert A. Eberle	2010	$4,938	$5,880	—	$10,818
	2009	$6,125	$5,880	—	$12,005
	2008	$5,750	$5,880	—	$11,630

Kevin M. Donovan	2010	$5,763	—	—	$5,763
	2009	$5,875	—	—	$5,875
	2008	$5,625	—	—	$5,625

Nigel K. Savory	2010	$10,172	$2,986	$18,929	$32,087

(a)	These amounts represent our matching contributions to the named executive officer’s retirement savings plan account.
(b)	These amounts consist of the portions of premiums paid by us for supplemental executive long-term disability insurance for Mr. Eberle and Mr. Savory.
(c)	These amounts consist of automobile allowances and private medical insurance premiums paid on Mr. Savory’s behalf of $17,086 and $1,843, respectively, for fiscal year 2010.

(4)	Mr. Savory became an executive officer on July 1, 2009. Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2010 of 1.582 US Dollars per British Pound Sterling.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2010 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. Non-equity incentive plan awards were made pursuant to our executive incentive compensation program described in our Compensation Discussion and Analysis under the caption “Cash Bonuses”.

Fiscal 2010 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock Awards (6)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
Robert A. Eberle	08/25/2009	— 76,800	— 288,000	— 384,000	95,000 —	$1,141,900 —

Kevin M. Donovan	08/25/2009	— 24,000	— 90,000	— 120,000	20,000 —	$240,400 —

Nigel K. Savory	08/25/2009	— 25,312	— 94,920	— 126,560	30,000 —	$360,600 —

(1)	Amounts in these columns show the threshold, target and maximum cash award amounts under our executive incentive compensation program for fiscal 2010. Actual amounts paid are disclosed and reported in the Summary Compensation Table under the caption Non-Equity Incentive Plan Compensation.
(2)	Reflects the minimum amount that would have been earned if the minimum targets for all of the quarterly and annual metrics were achieved and a portion of the designated key management objectives were met.
(3)	Reflects the amount that would have been earned if the targeted quarterly and annual metrics were achieved and a majority of the designated key management objectives were met.
(4)	Reflects the maximum amount that would have been earned if the maximum targets for all of the quarterly and annual metrics were achieved and the designated key management objectives were met in full.
(5)	Reflects awards of restricted stock. These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of these shares may be accelerated following employment termination under certain circumstances.
(6)	The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted.

Equity Awards and Holdings

The following table sets forth information concerning unexercised options and unvested restricted stock awards for each of the named executive officers as of June 30, 2010.

Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Share Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(#) (2)	Market Value of Shares or Units of Stock That Have Not Vested($) (3)
Robert A. Eberle	02/24/2005	100,000	—	$11.93	02/24/2015	08/25/2009	95,000	$1,237,850
	03/29/2004	80,000	—	$9.54	03/29/2014	09/18/2008	47,812	$622,990
	02/21/2002	12,046	—	$8.19	02/21/2012	08/23/2007	26,562	$346,103
	02/20/2001	20,000	—	$13.00	02/20/2011	11/16/2006	3,750	$48,863
						08/24/2006	3,937	$51,299

Kevin M. Donovan	09/02/2006	4,688	312	$9.61	09/02/2016	08/25/2009	20,000	$260,600
	02/24/2005	25,000	—	$11.93	02/24/2015	09/18/2008	8,437	$109,934
	01/13/2005	10,000	—	$14.00	01/13/2015	08/23/2007	4,687	$61,072
	03/29/2004	20,000	—	$9.54	03/29/2014	09/02/2006	625	$8,144
	01/12/2004	3,500	—	$9.23	01/12/2014
	02/21/2002	2,000	—	$8.19	02/21/2012
	01/16/2002	2,500	—	$9.58	01/16/2012
	02/20/2001	10,000	—	$13.00	02/20/2011

Nigel K. Savory	09/02/2006	938	312	$9.61	09/02/2016	08/25/2009	30,000	$390,900
	01/13/2005	10,000	—	$14.00	01/13/2015	06/30/2009	2,250	$29,318
						10/21/2008	13,750	$179,163
						11/19/2007	6,250	$81,438
						09/02/2006	875	$11,401

(1)	These options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. Each option has a contractual term of ten years, and generally expires shortly following the termination of the executive’s employment. However, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change-in-Control”, the vesting and exercisability of these options may be extended following employment termination or a change of control under certain circumstances.
(2)	These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. However, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change-in-Control”, the vesting of these shares may be accelerated following employment termination or a change of control under certain circumstances.
(3)	Calculated by multiplying the number of unvested shares by $13.03, the closing price per share of our common stock on The NASDAQ Global Market on June 30, 2010.

Stock Vested in Fiscal 2010

The following table sets forth information regarding vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2010.

Amounts shown under the column “Value Realized on Vesting” represents the number of shares of restricted stock multiplied by the closing price of our common stock on the vesting date.

Fiscal 2010 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Eberle	86,938	$1,269,962
Kevin M. Donovan	14,313	$213,720
Nigel K. Savory	22,937	$329,434

Employment and Other Agreements and Potential Payments Upon Termination or Change–in-Control

Employment Agreements

We entered into an employment agreement with Mr. Eberle as of September 30, 1998, which was amended as of June 1, 2001, amended and restated as of November 21, 2002, and amended as of September 30, 2005, November 16, 2006 and December 23, 2008. The employment agreement automatically renews for successive three-year periods unless the agreement is not renewed by either us or Mr. Eberle pursuant to written notice, or is sooner terminated in accordance with its terms. Further, the employment agreement automatically renews for a three year period in the event we experience a change in control. The employment agreement currently expires on November 21, 2011.

Under the employment agreement, a “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities,

•	we are acquired through a merger,

•	we are liquidated or

•	all or substantially all of our assets are sold.

In the event of a change of control, Mr. Eberle’s options and restricted stock will vest in full.

If Mr. Eberle’s employment is terminated either by Mr. Eberle as a result of an involuntary termination or by us without cause prior to a potential change in control (each as described below) or if we do not renew Mr. Eberle’s agreement as provided above, then all outstanding options held by Mr. Eberle would become immediately exercisable in full, all shares of restricted stock would vest in full, and Mr. Eberle would be entitled to receive continuation of benefits for a period of 24 months, a lump sum payment equal to two times the sum of his then annual salary plus two times the maximum amount of bonus Mr. Eberle was eligible to earn in the then current year.

An involuntary termination would occur if Mr. Eberle’s duties were changed in a manner such that it resulted in a significant diminution in his position, duties, responsibilities or budget authority, his base compensation was reduced, he no longer reported directly to the Board of Directors, he was relocated or if the company was in material breach of the employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Eberle resulting from:

•	a felony conviction,

•	willful and persistent failure to attend to material duties or obligations,

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Eberle or

•	an act or omission which would constitute a crime involving Bottomline’s property.

The second and third items specified above would not constitute cause after a change in control of Bottomline.

If Mr. Eberle’s employment is terminated upon or after a potential change in control either by Mr. Eberle as a result of an involuntary termination or by us without cause, then all outstanding options held by Mr. Eberle would become immediately exercisable in full, all shares of restricted stock would vest in full, and Mr. Eberle would be entitled to receive continuation of benefits for a period of 24 months, a lump sum payment equal to three times the sum of Mr. Eberle’s then annual salary plus up to three times the maximum amount of any bonus Mr. Eberle was eligible to earn in the current year.

A “potential change in control” of Bottomline would occur if:

•	we enter into an agreement that would cause a change in control,

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control or

•	our Board of Directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.

The employment agreement also provides that, in the event of a change in control, we would pay any excise tax for which Mr. Eberle would be liable under Section 4999 of the Internal Revenue Code as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Eberle as a result of our payment of the excise tax.

In addition, following termination of employment by us other than for “cause”, options and restricted stock held by Mr. Eberle would automatically vest in full and would be exercisable for a period of two years (or the remainder of the option term if less than two years) after the date of termination. In the event of Mr. Eberle’s termination for death or disability, he would be entitled to the vesting acceleration and extended exercise period described above, as well as the maximum bonus he was eligible to earn in the then current fiscal year. If Mr. Eberle resigns by giving 90 days written notice to Bottomline, he will be entitled to receive an extended exercise period for options granted to him prior to July 1, 2005.

Nigel K. Savory Service Agreement

We are party to a service agreement with Mr. Savory dated as of November 22, 1999, which we assumed in connection with our acquisition of Checkpoint Holdings, Ltd., which is now our wholly owned subsidiary, Bottomline Technologies Limited (Bottomline Europe). The service agreement remains in effect, absent incapacity or our termination for cause, until terminated by at least 6 months’ written notice by us or Mr. Savory. We also have the right to terminate the agreement on less than 6 months’ written notice, but we are required to pay Mr. Savory his salary and other contractual benefits under the service agreement for the duration of the period for which notice was not given. If the agreement is terminated for incapacity or cause, we are not required to pay Mr. Savory any compensation other than accrued compensation.

For purposes of Mr. Savory’s service agreement, “cause” means the discharge of the employee resulting from, among other things:

•	material breach of the terms of the agreement;

•	serious misconduct or willful neglect in the discharge of his duties under the agreement;

•	conviction of a criminal offense which in our reasonable opinion materially or adversely affects Mr. Savory’s ability to continue as an employee or officer of the company;

•	acts of fraud or material dishonesty; or

•	deliberate discrimination or harassment on grounds on race, religion, creed, sex or disability.

Pursuant to the service agreement, Mr. Savory has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business within the United Kingdom which is competitive with our business and with which Mr. Savory had been involved during the 12 months immediately preceding termination. In addition, Mr. Savory has agreed that during this 12-month period, he will not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

Retention Agreements

We entered into a retention agreement with Mr. Donovan on November 16, 2006, which was amended on December 23, 2008. Under the agreement, if Mr. Donovan’s employment is terminated by us without cause or by Mr. Donovan for good reason within 12 months following a change in control, then all options and restricted stock held by Mr. Donovan will vest in full and the options will be exercisable for a period of two years following the termination (or the remainder of the option’s contractual term if less than two years), other than options with an exercise price less than the closing price of our common stock on November 15, 2001, which will be exercisable for the period set forth in the original option agreement. In addition, Mr. Donovan will be entitled to, among other things, an amount equal to his base salary for the 12 months prior to the date of termination, 100% of his annual bonus opportunity for the most recently completed fiscal year, a prorated portion of the annual bonus paid or payable to Mr. Donovan for the most recently completed fiscal year through the date of termination and the continuation of benefits for a period of 12 months after the date of termination.

For purposes of Mr. Donovan’s retention agreement, a “change in control” of Bottomline would occur under the same circumstances as noted above for Mr. Eberle. For purposes of Mr. Donovan’s retention agreement, “cause” means a discharge resulting from a felony conviction or an act or omission which would constitute a crime involving Bottomline’s property, and “good reason” means a significant change in Mr. Donovan’s duties, a reduction in his base compensation or budget authority, a relocation of his work location of more than fifty miles, or a breach by Bottomline of a material provision of the retention agreement.

The table below shows the benefits potentially payable to each of our named executive officers if he were terminated under certain circumstances or as a result of a change of control event. The amounts below are calculated on the assumption that the employment termination or change of control took place on June 30, 2010.

Name	Base Salary ($)	Target Bonus ($) (2)	Accelerated Vesting of Options ($) (3)	Accelerated Vesting of Restricted Stock ($) (4)	Benefits ($)	Total ($)
Robert A. Eberle
—termination at the election of the employee, other than as a result of an involuntary termination, upon 90 days’ prior written notice to the board	—	—	—	—	—	—
—change in control	—	—	—	2,307,105	—	2,307,105
—involuntary termination or termination without cause prior to a potential change in control, or non-renewal of employment agreement by company (1)	640,000	768,000	—	2,307,105	59,953	3,775,058
— involuntary termination or termination without cause upon or after a potential change in control	960,000	1,152,000	—	2,307,105	59,953	4,479,058
—termination as a result of death or disability	—	384,000	—	2,307,105	—	2,691,105

Kevin M. Donovan
—termination without cause or for good reason within 12 months following a change in control	184,000	120,000	1,067	439,750	24,096	768,913

(1)	Assumes no change of control takes place.
(2)	This amount would be reduced by any bonus amounts previously paid to the named executive officers for fiscal 2010.
(3)	Calculated by multiplying the number of unvested options by the excess of $13.03, the closing price per share of our common stock on the NASDAQ Global Market on June 30, 2010, over the exercise price of the respective option award.
(4)	Calculated by multiplying the number of unvested shares by $13.03, the closing price per share of our common stock on the NASDAQ Global Market on June 30, 2010.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Bottomline’s management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the Board of Directors of Bottomline Technologies (de), Inc.

Joseph L. Barry, Jr., Chairman

Michael J. Curran

James W. Zilinski

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2010:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	3,075,488	$10.87	3,879,547	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	3,075,488	$10.87	3,879,547

(1)	This table excludes 6,000 shares of common stock issuable upon exercise of outstanding options assumed by us in connection with our acquisition of Flashpoint, Inc. in August 2000. The weighted average exercise price of the excluded options as of June 30, 2010 was $26.84.
(2)	Consists of the following equity compensation plans: the Amended and Restated 1997 Stock Incentive Plan, the 1998 Director Plan, the 1998 Employee Stock Purchase Plan, the 2000 Employee Stock Purchase Plan, as amended, or the 2000 ESPP, the 2000 Stock Incentive Plan and the 2009 Stock Incentive Plan. Shares of common stock are available for issuance only under the 1998 Employee Stock Purchase Plan, the 2000 ESPP and the 2009 Stock Incentive Plan.
(3)	Consists of 687,599 shares issuable under the 1998 Employee Stock Purchase Plan, 438,588 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan and 2,753,360 shares currently issuable under the 2009 Stock Incentive Plan. In connection with the adoption of the 2009 plan, the Company announced that all outstanding awards under its prior plans would remain in effect, but no additional grants would be made from the 2000 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the members of the compensation committee of our Board of Directors were Messrs. Barry, Curran and Zilinski. During fiscal 2010, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our compensation committee. None of the members of the compensation committee is a current or former officer or employee of Bottomline.

Certain Relationships and Related Transactions

During 2010, D. Michael McGurl (son of Daniel M. McGurl) and Jason Mullen (son of Joseph L. Mullen) were employed by the Company. Joseph L. Mullen and Daniel M. McGurl are members of our Board of Directors. D. Michael McGurl and Jason Mullen received a total compensation package that is comparable to the compensation of Bottomline employees occupying similar positions, and both were entitled to participate in other employment benefits that are standard for all of Bottomline’s employees. The total compensation earned during 2010, including base salary, commissions, bonus and equity compensation did not exceed $200,000 for either of these individuals.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Bottomline is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, the related person must report the proposed transaction to our chief financial officer. The policy calls for the proposed transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that may arise between audit committee meetings, subject to ratification by the full audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually by the audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, it is in Bottomline’s best interests. The audit committee may impose any conditions on the transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 25% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of Bottomline’s charter or bylaws.

The policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Our employment of a son of each of Messrs. McGurl and Mullen, which is described above in “Certain Relationships and Related Transactions,” has been fully disclosed to our Audit Committee as part of our annual update with respect to related person transactions.

Corporate Governance

Our Board of Directors believes that good corporate governance is important to ensure that Bottomline is managed for the long-term benefit of its stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Board Leadership Structure

We have separated the roles of chief executive officer and chairman of our board of directors, in recognition of the differences between these two positions. Our chief executive officer is responsible for setting the strategic direction of our business and overseeing the day to day operation of the Company. The chairman of the board provides guidance to our chief executive officer, sets the agenda for board meetings and presides over full meetings of the board as the board fulfills its fundamental role of providing advice to and oversight of management.

Risk Oversight

We, like all businesses, face a number of risks that include economic risks, operational risks and legal risks. Our management team is responsible for the day to day risks we face, while our board of directors as a whole has responsibility for the oversight of risk management.

The board believes that open communications between management and the board of directors are essential for effective risk management and oversight. Our chairman meets regularly with our chief executive officer to discuss strategy and the risks facing our company. The board periodically holds strategic planning sessions with senior management to discuss strategies, challenges, risks and opportunities of the Company.

While our full board is ultimately responsible for risk oversight, our three board committees assist the board in fulfilling its responsibilities in certain areas of risk, as follows:

•	Our audit committee provides the principal oversight in respect of financial reporting and internal financial controls.

•	Our compensation committee provides the principle oversight in respect of our executive compensation policies and programs.

•

Our nominations and corporate governance committee provides the principal oversight in respect of our board organization, membership and structure, succession planning for our directors and chief executive officer and corporate governance.

Our board is regularly informed, by the respective committee chairman, of any particular risks evaluated at the committee level.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short and long term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•

Base salaries, including those of our executive officers, are fixed and based on the respective responsibility of the individual. Base salaries are designed to provide a steady income, regardless of our stock price performance, so that our employees and executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

•

Short term compensation opportunities, which are predominantly cash bonuses, including cash bonuses to our senior management team and executive officers, are generally based on company-wide metrics rather than on the metrics of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole. Further, we believe that considering the operating performance of the company as a whole is a balanced approach for assessing performance. For example, using company wide metrics encourages decision making that considers more than just revenue targets, thus ensuring that our focus is not purely on sales levels without regard to cost structure.

•

Long term compensation opportunities, which are predominantly equity-based awards such as stock options and restricted stock, generally vest over four years. We believe that this encourages our employees, including our executive officers and senior management team, to make decisions that are in the best long term interests of our company as a whole since the ultimate value of these awards is realized through a sustained stock price and stock price appreciation over the long-term.

Board Determination of Independence

Under applicable NASDAQ rules, a director of Bottomline will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Barry, Curran, Leathe, Loomis, McGurl, Staglin or Zilinski has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of The NASDAQ Stock Market, Inc. Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

We do not have a written policy with respect to director attendance at annual meetings.

Board and Committee Meetings

Our Board of Directors held 4 meetings, including by telephone conference, during fiscal 2010. The compensation committee of our Board of Directors held 3 meetings, including by telephone conference, during fiscal 2010. The audit committee of our Board of Directors held 12 meetings, including by telephone conference, during fiscal 2010. The nominations and corporate governance committee of our Board of Directors met as part of our regularly scheduled quarterly board meetings. All but one of the Company’s directors, Mr. Staglin, attended at least 75% of the meetings of our Board of Directors and the committees on which they served, if any, during the period that they served on our Board of Directors or any such committees.

Board Committees

Our Board of Directors has established three standing committees—audit, compensation, and nominations and corporate governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.bottomline.com.

Our Board of Directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm,

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm,

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures,

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics,

•	establishing procedures for the receipt and retention of accounting related complaints and concerns,

•	meeting independently with our registered public accounting firm and management and

•	preparing the audit committee report required by SEC rules which is included in this proxy statement.

Our Board of Directors has determined that Mr. Leathe is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation,

•	determining the CEO’s compensation,

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers,

•	making recommendations to the board with respect to incentive compensation and equity-based plans,

•	overseeing and administering our incentive compensation and equity-based plans and

•	reviewing and making recommendations to the board with respect to director compensation.

Annually, the compensation committee reviews and approves the aggregate level of restricted stock and stock option awards that can be granted for that fiscal year, based on recommendations from our chief executive officer. For fiscal year 2010, after the aggregate pool had been authorized, the compensation committee delegated to Mr. Mullen and Mr. Eberle the authority to make grants of restricted stock from the authorized pool under our 2009 Stock Incentive Plan and delegated to Mr. Eberle and Mr. Donovan the authority to make stock option grants from the authorized pool under our 2009 Stock Incentive Plan other than, in each case, awards to executive officers which must be made by the compensation committee. The compensation committee also retains the authority to make additional equity awards in its discretion.

The compensation committee also has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation, but to date has not done so.

Nominations and Corporate Governance Committee

The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members,

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees,

•	developing and recommending to the board corporate governance principles and

•	overseeing the evaluation of the board.

Director Candidates and Board Diversity

The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria included in the committee’s charter. These general criteria include that all nominees should have a reputation for integrity, honesty and adherence to high ethical standards. Criteria also include the nominee’s demonstrated business acumen, experience, commitment to our business and industry, and the ability to act in the best interests of all stockholders; including being willing and able to contribute positively to the decision making process. Nominees should not have, or appear to have, any conflicts of interest that would impair their ability to represent the interests of our stockholders. Ultimately, the nominations and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The committee does not assign specific weights to any particular criteria and no particular criteria is necessarily applicable to all prospective nominees. While the committee does not have a formal policy in respect of diversity, the committee considers the value of diversity in respect of the board’s overall composition. Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominations and corporate governance committee, c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Stockholder Proposals for 2011 Annual Meeting.”

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to our Board of Directors c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that, except for one Form 4 for Mr. Savory which was not timely filed, all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees Bottomline’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of Bottomline’s financial statements, for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed Bottomline’s audited financial statements and schedule for the fiscal year ended June 30, 2010 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements.

The Committee reviewed with Bottomline’s independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements and schedule with generally accepted accounting principles, the judgments of Ernst & Young, LLP as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed such other matters as are required to be discussed with Ernst & Young LLP under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from management and Bottomline, including the compatibility of non-audit services with its independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of Bottomline’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Bottomline’s internal control over financial reporting.

The Committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal control over financial reporting, and the overall quality of Bottomline’s financial reporting. The Committee held 12 meetings, including by telephone conference, during fiscal year 2010.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements and schedule be included in Bottomline’s annual report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered independent public accounting firm for the fiscal year ending June 30, 2011.

By the Audit Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Jeffrey C. Leathe, Chairman

James L. Loomis

James W. Zilinski

Principal Accounting Fees and Services

The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years. For fiscal 2010, audit fees include an estimate of amounts not yet billed.

Type of Fee	Fiscal Year Ended June 30, 2010	Fiscal Year Ended June 30, 2009
Audit Fees (1)	$903,911	$763,431
Audit-Related Fees (2)	$90,900	$148,000
Tax Fees (3)	$30,000	$41,300
All Other Fees (4)	$1,995	$3,500

(1)	Represents fees for professional services rendered in connection with the audit of our financial statements and the audit of internal control for the fiscal year indicated, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated, and services performed in connection with certain registration statements we filed.
(2)	Represents fees for assurance advisory services related to implementation of accounting standards, accounting and financial reporting consultations, acquisition related due diligence and audit services related to the financial statements of businesses we acquired.
(3)	Represents fees for services related to tax compliance, including the preparation or review of domestic and international tax returns, and domestic and international tax planning.
(4)	Represents annual fee for access to accounting and financial reporting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported to the full audit committee at its next quarterly meeting.

All of the services shown in the table above were approved by the audit committee in accordance with these pre-approval policies and procedures.

PROPOSAL II— APPROVAL OF AMENDED AND RESTATED

2000 EMPLOYEE STOCK PURCHASE PLAN

On September 23, 2010, our Board of Directors adopted, subject to stockholder approval, an amendment and restatement of our 2000 Employee Stock Purchase Plan, as amended, or the Current Plan, to (i) increase the number of shares of common stock authorized for issuance under the 2000 Plan from 1,500,000 shares under the Current Plan to 4,000,000 shares under the Amended and Restated 2000 Employee Stock Purchase Plan, which we refer to as the Revised 2000 Plan, and (ii) make certain other changes to the Current Plan that provide greater flexibility to allow participation in the Revised 2000 Plan by the company’s international employees. These changes will allow Bottomline to implement the Revised 2000 Plan in several new geographic locations to enhance our global participation in the Revised 2000 Plan.

The purpose of the Revised 2000 Plan is to provide an opportunity for eligible employees of the company to purchase shares of common stock through accumulated payroll deductions. Our Board of Directors believes that it is in our best interests to encourage stock ownership by our employees and that an employee stock purchase plan is an important benefit for purposes of recruiting and retaining employees, including international employees, who make up approximately 34% of our workforce. As of August 31, 2010, 1,061,412 shares had been purchased by employees as a group under the 2000 Employee Stock Purchase Plan since its inception and 438,588 shares were available for future purchases. If the Revised 2000 Plan is approved by stockholders, an aggregate of 2,938,588 shares will be available for future issuance under the Revised 2000 Plan. If the Revised 2000 Plan is not approved by stockholders, the Current Plan will remain in effect, in which case our Board of Directors believes that we will be unable to provide adequate opportunity for eligible employees to purchase shares of common stock through payroll deductions.

If the stockholders approve the Revised 2000 Plan, then the Board of Directors plans to terminate the 1998 Employee Stock Purchase Plan (the “1998 Plan”). The company has not operated the 1998 Plan since September 2000; however, 687,599 shares of common stock remained available for issuance under the 1998 Plan as of August 31, 2010. If the stockholders do not approve the Revised 2000 Plan, then the Board of Directors will determine whether to terminate the 1998 Plan or to continue it in effect and whether to adopt alternative arrangements based on its assessment of our needs.

The Board of Directors believes that the proposed amendment is in the best interests of Bottomline and its stockholders and recommends that you vote “FOR” this Proposal II.

The following is a brief description of the Revised 2000 Plan. This summary is qualified in its entirety by reference to the Revised 2000 Plan, a copy of which is attached to the proxy statement as “Appendix A”. You may also obtain a copy of the Revised 2000 Plan by accessing the proxy statement as filed with the SEC on the Internet at sec.gov, by accessing the Investor Relations section of the company’s Web site, www.bottomline.com, or by contacting the corporate secretary of Bottomline.

Administration

The Revised 2000 Plan is administered by the Board of Directors. The Board of Directors is authorized to make rules and regulations for the administration of the Revised 2000 Plan.

Eligibility

All employees of the company are eligible to participate in the Revised 2000 Plan provided that:

•	they are regularly employed by the company or a designated subsidiary for more than five months in a calendar year and for more than 20 hours a week; and

•	they are employees of the company or a designated subsidiary on the first day of the applicable offering period.

Employees of the company and its designated domestic and international subsidiaries may participate in the Revised 2000 Plan. However, no person will be eligible to participate in the plan if he or she possesses five percent or more of the voting power of the company’s or any subsidiary’s common stock immediately after the grant of an option to purchase shares at the commencement of an offering period. No employee may purchase shares of stock with an aggregate value of more than $25,000 per calendar year in which the option is outstanding under the plan (and all other employee stock purchase plans of the company and its subsidiaries), determined by the value of such shares as of the date the option is granted. As of August 31, 2010, approximately 480 employees of the company were eligible to participate in the Revised 2000 Plan. Eligible participation will increase significantly if the plan is implemented in additional geographic locations.

Offerings; Number and Purchase Price of Shares

The Revised 2000 Plan consists of overlapping twenty-four (24)-month offering periods comprised of four six-month purchase periods. A new offering period commences on the first trading day on or after October 1 and April 1 of each year and terminates on the last trading day in the period ending twenty-four (24)-months later. Each purchase period (i) commences on the day after the date that shares in the preceeding purchase period were purchased, which we refer to as the exercise date and (ii) ends on the trading day closest to the day that is six months after the preceding exercise date, except that the first purchase period in an offering period commences on the enrollment date (i.e., the first day of the offering period) and ends with the trading day that is six months after the enrollment date. The duration of offering periods and purchase periods may be changed in the discretion of the Board of Directors. During each six-month purchase period, payroll deductions will be made and held for the purchase of shares at the end of that period. If the fair market value of the common stock on the enrollment date of the next offering period is lower than that of the current offering period, then all participants in the current offering period will be automatically withdrawn from the current offering period and will be automatically enrolled in the next offering period.

Prior to or on each offering period commencement date, an eligible employee may participate in the offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office. The form will authorize a regular payroll deduction from the employee’s compensation during the offering period. Unless an employee files a new form or withdraws from the Revised 2000 Plan, his or her deductions and purchases will continue at the same rate for future offering periods as long as the Revised 2000 Plan remains in effect.

If the amendment is approved by the stockholders, a total of up to 4,000,000 shares may be purchased under the Revised 2000 Plan. An employee may elect to have up to 10% deducted from his or her compensation for the purpose of purchasing stock under the Revised 2000 Plan and the company will maintain payroll deduction accounts for each participant based on his or her election. At the beginning of each offering period, each participant will be granted an option to purchase, at the applicable purchase price, up to the whole number of shares of common stock determined by dividing $50,000 by the fair market value of a share of stock on the enrollment date, subject to the limitations described above. The option shall be exercisable as to 25% of the number of shares subject to the option on each exercise date during the offering period (i.e., at the end of each six-month purchase period). The purchase price is an amount equal to 85% of the closing price of the common stock on the enrollment date or the applicable exercise date, whichever is lower. On August 31, 2010, the closing sale price of the common stock on the NASDAQ Global Market was $14.01.

Each participant’s option will automatically be exercised on the exercise date using his or her payroll contributions, subject to the maximum share limit described above. Any payroll deductions accumulated in a participant’s account at the end of a purchase period which are not sufficient to purchase a full share of common stock shall be retained in the participant’s account and will be carried over to the next purchase period. If the company receives requests from participants to purchase more than the number of shares available on an exercise date, the available shares will be allocated on a pro rata basis to participants.

A participant may increase or decrease his or her payroll deduction during an offering period by completing and filing with the company a new payroll deduction authorization form. The board may, in its discretion, limit the number of times per offering period that a participant may change his or her payroll deduction percentage. A participant may withdraw from the plan at any time. Upon such withdrawal, the participant’s accumulated payroll deductions will be refunded to him or her. Partial withdrawals are not permitted. An employee may participate in any subsequent offering in accordance with the terms and conditions established by the Board of Directors.

Termination of Employment or Death

If a participant’s employment terminates, including by death, prior to the last business day of an offering period, no payroll deduction will be taken from any pay due to the participant and the balance of the participant’s account shall be paid to the participant or, in the event of the participant’s death, (a) to a beneficiary designated by the participant, (b) in the absence of a designated beneficiary, to the executor or administrator of the participant’s estate, or (c) if no executor or administrator have been appointed, to the spouse or dependents of the participant or if no such person is known to the company, then to such person as the company may designate.

Adjustments for Changes in Capitalization

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, or any increase or decrease in the number of shares of common stock effected without the receipt of consideration by the company, (i) the number of shares of common stock available under the 2000 Plan, (ii) the share purchase limitations, (iii) the number of shares covered by each option under the plan and (iv) the purchase price will be proportionately adjusted to the extent determined by the Board of Directors.

Grants to Employees in Foreign Jurisdictions; Subplans

The Revised 2000 Plan provides greater flexibility than the Current Plan to allow participation in the Revised 2000 Plan by the company’s international employees. Under the Revised 2000 Plan, the company may, in order to comply with the laws of a foreign jurisdiction, grant options to employees of the company or a designated subsidiary who are citizens or residents of such jurisdiction with terms that are less favorable (but not more favorable) than the terms of options granted under the Revised 2000 Plan to employees of the company or a designated subsidiary who are residents of the United States. Notwithstanding the foregoing, employees of the company or a designated subsidiary who are citizens or residents of a foreign jurisdiction may be excluded from eligibility under the Revised 2000 Plan if (a) the grant of an option under the plan is prohibited by law in such employees jurisdiction of residence or citizenship or (b) compliance with the laws of the foreign jurisdiction would cause the Revised 2000 Plan to violate the requirements of Section 423 of the Internal Revenue Code.

The company may from time to time establish one or more subplans under the Revised 2000 Plan with respect to one or more designated subsidiaries, provided such subplans comply with Section 423 of the Code.

Adjustments Upon Reorganization Event

The Revised 2000 Plan defines a “reorganization event” as: (a) any merger or consolidation of the company with or into another entity as a result of which all of the common stock converts into or is exchanged for the right to receive cash, securities or other property, (b) any exchange of all the company’s common stock for cash, securities or other property pursuant to a share exchange transaction, or (c) any sale of all or substantially all of the assets of the company. If a reorganization event occurs, or the company executes an agreement with respect to a reorganization event, the Board of Directors shall provide that all outstanding options will be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes of the Revised 2000 Plan, an option will be considered to be assumed if, following the consummation of the reorganization event, the option confers the right to purchase, for each share of common stock subject to the option immediately prior to the reorganization event, the consideration (whether cash, securities or other property) received as a result of the reorganization event by the holders of common stock for each share of common stock held immediately prior to the consummation of the reorganization event by holders of a majority of the outstanding shares of common stock; provided that if the consideration received as a result of the reorganization event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon exercise of the options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of company common stock as a result of the reorganization event.

Notwithstanding the foregoing, in the event that the acquiring or succeeding corporation refuses to assume, or substitute for, the options, then any offering periods then in progress will be shortened by setting a new exercise date, determined by the Board of Directors. The new exercise date shall be before the closing date of the proposed reorganization event. The Board of Directors shall notify each participant in writing at least ten (10) days prior to the new exercise date that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option shall be automatically exercised on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Termination and Amendment of Plan

The board may at any time terminate or amend the Revised 2000 Plan. Except with respect to reorganization events, (i) no termination of the Revised 2000 Plan may affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any exercise date if the board determines that the termination of the plan is in the best interests of the company and its stockholders and (ii) no amendment of the Revised 2000 Plan may make any change in any option previously granted that adversely affects the rights of any participant. To the extent required by Section 423 of the Internal Revenue Code, the company shall obtain stockholder approval in such a manner and to such a degree as required.

Notwithstanding the foregoing, without stockholder approval and without regard to whether any participant rights may be considered to have been “adversely affected”, the board shall be entitled to change the offering periods, limit the frequency and/ or number of changes in the amount withheld during an offering period, establish an exchange ratio applicable to amounts withheld in a currency other than the U.S. dollar, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/ or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond to amounts withheld from the participant’s compensation and establish such other limits or procedures that Board of Directors determines in its sole discretion are advisable and which are consistent with the Revised 2000 Plan.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the Revised 2000 Plan and with respect to the sale of common stock acquired under the Revised 2000 Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants

A participant will not have income upon enrolling in the Revised 2000 Plan or upon purchasing shares at the end of an offering.

A participant may have both compensation income and capital gain income or both compensation income and a capital loss upon the sale of shares that were acquired under the Revised 2000 Plan. The amount of each type of income and loss will depend on when the participant sells the shares.

If the participant sells the shares more than two years after the commencement of the offering period during which the shares were purchased and more than one year after the date that the participant purchased the shares, then the participant will have compensation income equal to the lesser of:

•	15% of the value of the shares on the day the offering period commenced; and

•	the participant’s profit (the excess of the sales proceeds over the purchase price).

Any excess profit will be long-term capital gain. If the participant sells the shares at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the shares prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the shares on the day he or she purchased the shares less the purchase price. If the participant’s profit exceeds the compensation income, then the excess profit will be capital gain. If the participant’s profit is less than the compensation income, then the participant will have a capital loss equal to the value of the shares on the day he or she purchased the shares less the sales proceeds. This capital gain or loss will be long-term if the participant has held the shares for more than one year and otherwise will be short-term.

Tax Consequences to the Company

There will be no tax consequences to the company except that we will be entitled to a deduction when a participant has compensation income arising from a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

New Plan Benefits

Because participation under the Revised 2000 Plan is a voluntary election by our employees, we are not able to determine the benefits that will be available in the future to particular individuals. During fiscal year 2010, 3,199 shares and 3,066 shares were purchased by Mr. Eberle and Mr. Donovan, respectively, under the Current Plan at a price of $6.00 per share. There were no purchases made by non-executive directors under the Current Plan during fiscal year 2010. In total, our employees purchased 156,324 shares of common stock under the Current Plan during fiscal year 2010.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the proposal to approve the Revised 2000 Plan.

PROPOSAL III—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected Ernst & Young LLP as our registered public accounting firm for the current fiscal year, subject to ratification by our stockholders at the annual meeting. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter. A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2010, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of Bottomline and its stockholders. The board recommends that stockholders vote “FOR” ratification of the selection of Ernst & Young LLP as our registered public accounting firm for the current fiscal year.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2011 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 10, 2011 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2011 annual meeting of stockholders. However, if the date of our 2011 annual meeting is prior to October 19, 2011 or after December 18, 2011, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2011 annual meeting.

If a stockholder wishes to present a proposal at the 2011 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our amended and restated bylaws, as amended, require that we be given advance written notice of stockholder nominations regarding election to our Board of Directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2011 annual meeting, which is expected to be November 17, 2011. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including for stockholder nominations for director, in order for such proposals or nominations to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, we have retained Georgeson, Inc. to act as a proxy solicitor in conjunction with the annual meeting, and have agreed to pay that firm $7,500, plus reasonable expenses, for proxy solicitation services.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card, in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies or voted by phone or internet.

By order of the Board of Directors,

/s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 8, 2010

Portsmouth, New Hampshire

Appendix A

BOTTOMLINE TECHNOLOGIES (de), INC.

AMENDED AND RESTATED 2000 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2000 Employee Stock Purchase Plan of Bottomline Technologies (de), Inc.

1.	Purpose.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean Bottomline Technologies (de), Inc. and any Designated Subsidiary of the Company.

(e) “Compensation” shall mean the amount of money reportable on an Employee’s Federal income Tax Withholding Statement (Form W-2) (or analogous similar statement issued to non-U.S. employees) before any withholdings for health insurance or under a Section 401(k), 125, 129 or similar plan, including without limitation, salary, wages, and sales commissions, but excluding overtime, shift premium, bonuses and incentive compensation other than sales commissions, third party sick or disability pay, allowances or reimbursements for expenses such as relocation allowances or travel expenses, whether specifically designated as such or designated as signing bonuses, income or gains attributable to restricted stock, stock options, stock appreciation rights or other similar equity-based compensation, imputed income or non-cash items, such as life insurance premiums, and similar items, whether or not specifically itemized on the Form W-2 (or analogous statement).

(f) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g) “Employee” shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year.

(h) “Enrollment Date” shall mean the first day of each Offering Period.

(i) “Exercise Date” shall mean the last day of each Purchase Period.

(j) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any national securities exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(2) If the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor on the OTCBB website (otcbb.com) on the date of such determination, or;

(3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(k) “Offering Periods” shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after October 1 and April 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(l) “Plan” shall mean this Amended and Restated 2000 Employee Stock Purchase Plan.

(m) “Purchase Period” shall mean the period commencing the day after an Exercise Date and ending on the Trading Day closest to the day that is six months after the preceding Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the Trading Day that is six months after the Enrollment Date. The duration and timing of Purchase Periods may be changed pursuant to Section 4 of the Plan.

(n) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(o) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(p) “Subsidiary” shall mean any present or future subsidiary corporation as defined in Section 424(f) of the Code.

(q) “Trading Day” shall mean a day on which national securities exchanges are open for trading.

3.	Eligibility.

(a) Any Employee (as defined in Section 2(g)), who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan; provided, however, that an Employee may not participate in more than one Offering Period at the same time.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. In the event that an Employee may not be granted an option under the Plan because of the foregoing restrictions, the Employee shall be granted an option to purchase the maximum number of shares that would not violate the foregoing restrictions.

(c) The Company retains the discretion to determine which Employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

4.	Offering Periods.

The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after October 1 and April 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods and Purchase Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval.

5.	Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it on or prior to the applicable Enrollment Date with the Company’s payroll office or such other office as the Company may direct.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. Such payroll deductions shall be in whole percentages only.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in payroll deduction rate shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) At the time the option is exercised, in whole or in part, or at the time any of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or other disposition of Common Stock by the Employee.

7.	Grant of Option.

On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase (at the applicable Purchase Price) up to a whole number of shares of the Company’s Common Stock the (“Option Shares”) determined by dividing $50,000 by the Fair Market Value of a share of Common Stock on the Enrollment Date (subject to any adjustment pursuant to Section 18), and provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The option shall be exercisable as to 25% of the Option Shares on each Exercise Date during the Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.	Exercise of Option.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on each Exercise Date during the Offering Period, and a number of full shares not exceeding the number of shares as to which such participant’s option is exercisable on such Exercise Date shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share of Common Stock shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant or to his or her designee, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing certificates.

10.	Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) Upon a participant’s ceasing to be an Employee (as defined in Section 2(g) hereof), for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant’s option shall be automatically terminated. If, prior to the last day of the Offering Period, the Designated Subsidiary by which the Employee is employed shall cease to be a Subsidiary of the Company, or if the Employee is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, the Employee shall be deemed to have terminated employment for purposes of this Plan.

(c) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

11.	Interest.

No interest shall accrue on the payroll deductions of a participant in the Plan.

12.	Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 4,000,000 shares, subject to adjustment as provided in Section 18(a) hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13.	Administration.

The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.	Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Reports.

Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. The maximum number of shares of Common Stock available for sale under the Plan, the Reserves, the maximum number of shares each participant may purchase during each Purchase Period (pursuant to Section 7), as well as the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. The Board may make any determinations with respect to the effect of any such adjustments, which determinations shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option granted hereunder.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, (b) any exchange of shares of the Company for cash, securities or other property pursuant to a share exchange transaction, or (c) any sale of all or substantially all of the assets of the Company, each while unexercised options remain outstanding under the Plan.

(2) Consequences of a Reorganization Event on Options. Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an option shall be considered to be assumed if, following consummation of the Reorganization Event, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, in the event that the acquiring or succeeding corporation refuses to assume, or substitute for, the options, any Offering Periods then in progress shall be shortened by setting a new Exercise

Date (the “New Exercise Date”), determined by the Board. The New Exercise Date shall be before the date of the proposed Reorganization Event. The Board shall notify each participant in writing at least ten (10) business days prior to the New Exercise Date that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.	Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20.	Notices.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	Conditions Upon Issuance of Shares.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.	Grants to Employees in Foreign Jurisdictions.

The Company may, in order to comply with the laws of a foreign jurisdiction, grant options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of

Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable options.

23.	Authorization of Sub-Plans.

The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

24.	Effective Date.

The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company.

25.	Automatic Transfer to Low Price Offering Period.

To the extent permitted by any applicable laws, regulations, or rules of the national securities exchange or over-the-counter market on which the Common Stock trades, if the Fair Market Value of the Common Stock on the Enrollment Date of the next Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of any current Offering Period, then all participants in such current Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on the Exercise Date and shall be automatically re-enrolled in the next Offering Period as of the first day thereof.

26.	Governmental Regulations.

The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national securities exchange or an over the counter market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance, or sale of such stock.

27.	Governing Law.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

28.	Source of Shares.

Shares may be issued upon exercise of an option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

29.	Notification Upon Sale of Shares.

Each employee agrees, by participating in the Plan, to promptly give notice to the Company of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of the grant of the option pursuant to which such shares were purchased or within one year of the date of exercise of such option pursuant to which such shares were purchased.

Appendix B

C123456789

000004		000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 18, 2010.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/EPAY
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Daniel M. McGurl*	☐	☐	02 - James L. Loomis*	☐	☐	03 - Garen K. Staglin*	☐	☐

    * Each to be elected as Class II directors of the Company for the ensuing three years.

		For	Against	Abstain			For	Against	Abstain

2.	To approve an amendment and restatement of the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan from 1,500,000 to 4,000,000 and to make certain other changes, as set forth in the accompanying proxy statement.	☐	☐	☐	3.	To ratify the selection of Ernst & Young LLP as the Company’s registered public accounting firm for the current fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Please be sure to sign and date this proxy below.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 —Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BOTTOMLINE TECHNOLOGIES (de), INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS to be held on November 18, 2010

This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies (de), Inc. (the “Company”).

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Joseph L. Mullen, Robert A. Eberle and John A. Burgess (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, November 18, 2010, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

The shares of common stock of the Company represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Company. If no direction is given with respect to any proposal specified herein, this proxy will be voted FOR the proposal. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment thereof.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Please vote, date and sign on reverse side and return promptly in the enclosed postage pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE